EXHIBIT 99.1

Capstone Regains Compliance with NASDAQ Minimum Bid Price Listing Rule

Anticipates Near-Term Facility Consolidation Completion - Enabling Future Reductions in Operating Expenses

CHATSWORTH, Calif., Oct. 26, 2017 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ:CPST), the world's leading clean technology manufacturer of microturbine energy systems, announced today that it received a letter from The NASDAQ Stock Market stating that the company had regained compliance with The NASDAQ Stock Market’s minimum bid price listing requirement, Listing Rule 5550(a)(2) and this matter is now closed. The letter comes as a result of Capstone’s share price being at or above $1.00 per share for the last 10 consecutive business days from October 12 to 25, 2017.

“We are happy to have regained compliance with NASDAQ’s minimum bid price listing requirement,” said Darren Jamison, President and Chief Executive Officer of Capstone Turbine. “We understand how important it is for our customers, company and shareholders to retain our status on the NASDAQ and it is an important element of our ongoing efforts to improve shareholder value,” added Mr. Jamison.

Capstone is also announcing that another key element of their multi-point strategic plan to achieve Adjusted EBITDA breakeven is the consolidation of its two manufacturing facilities into a single manufacturing facility is on schedule to be completed by November 15, 2017. The Van Nuys, California location will also serve as its corporate headquarters.

“The consolidation of our two facilities, which started this summer has already started to improve and streamline our manufacturing process and will continue to improve efficiency for all operations moving forward,” said Kirk Petty, Vice President of Manufacturing of Capstone Turbine.

“Consolidating into a single facility, while still producing our world-class products, enables us to sublease our Chatsworth facility sooner without business interruption. Once a sublease is in place, it will further reduce our operating expenses which is a key part of our multi-point strategic path towards achieving Adjusted EBITDA breakeven in the near term,” said Jayme Brooks, Capstone’s Chief Financial Officer and Chief Accounting Officer.

Adjusted EBITDA is defined as net income before interest, provision for income taxes, depreciation and amortization expense, stock-based compensation expense and the change in warrant valuation. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com